Exhibit 10.82

For Swiss Executive Management
Performance Based Restricted Stock Award Terms
under the
Chubb Limited 2016 Long-Term Incentive Plan
The Participant has been granted a Performance Based Restricted Stock Award (the “Award”) by Chubb Limited (the “Company”) under the Chubb Limited 2016 Long-Term Incentive Plan (the “Plan”). The shares of Stock granted as Covered Performance Shares and Premium Performance Shares pursuant to this Award shall be subject to the following Performance Based Restricted Stock Award Terms (the “Terms”):
1.Terms of Award. The following words and phrases used in these Terms shall have the meanings set forth in this paragraph 1:
(a)The “Participant” is [Insert Name].
(b)The “Grant Date” is [Insert Date].
(c)The “Commencement Date” is [Insert Date].
(d)The number of “Covered Performance Shares” is [Insert Number][, which is 60% [75% for Chief Executive Officer][66% for Vice Chairman and COO] of that portion of the Participant’s annual long-term incentive award which is granted in the form of restricted shares for the year in which the Grant Date occurs, as reflected in the corporate records.
(e)The number of “Premium Performance Shares” is [Insert number equal to 65% of the number of Covered Performance Shares].
Other words and phrases used in these Terms are defined pursuant to paragraph 13 or elsewhere in these Terms.
2.Restricted Period for Covered Performance Shares. Subject to the limitations of these Terms, the “Restricted Period” for the Covered Performance Shares shall begin on the Grant Date and end on the Vesting Date as described below (but only if the Date of Termination has not occurred before the Vesting Date):
(a)If the Cumulative Performance of the Company during the Performance Period is equal to 50% or greater, the Restricted Period shall end for any Covered Performance Shares on the later of the date the Committee certifies that the requisite Cumulative Performance has been achieved during the Performance Period and the three-year anniversary of the Grant Date (such later date referred to as the “Vesting Date”). If the Cumulative Performance of the Company during the Performance Period is less than 50%, the Restricted Period shall end with respect to a number of the Covered Performance Shares determined by multiplying the total number of Covered Performance Shares by the Performance Percentage (as determined below) on the Vesting Date.

(b)The “Performance Percentage” will be determined based on the achievement of the Cumulative Performance over the Performance Period in accordance with the following schedule:

If the Cumulative Performance during the applicable Performance Period:	The Performance Percentage will be:
Does not exceed 25%	0%
Exceeds 25%, but does not meet or exceed 50%	A percentage between 50% and 100%, based on a linear interpolation of the Cumulative Performance between the 25% and 50% levels

(c)For the avoidance of doubt, the Restricted Period shall end only on or after the Committee’s certification that the Cumulative Performance for the Performance Period has been completed. Any Covered Performance Shares that have not vested as of the end of the Restricted Period shall be forfeited by the Participant as of the Vesting Date.
3.Retirement. If the Participant’s Date of Termination occurs because of Retirement, then for any Covered Performance Shares and any Premium Performance Shares as to which the Restricted Period has not otherwise ended prior to the Date of Termination, the Participant shall become vested and the Restricted Period shall end for any Covered Performance Shares if and when the terms of paragraph 2 are satisfied with respect to such Covered Performance Shares and for any Premium Performance Shares if and when the terms of paragraph 7 are satisfied with respect to such Premium Performance Shares, in each case, determined as though the Participant had remained employed and the Date of Termination had not occurred prior to the end of any applicable Restricted Period for purposes of these Terms. Notwithstanding the foregoing, if the Participant’s Date of Termination on account of Retirement occurs (a) prior to the six-month anniversary of the Grant Date without appropriate notice as determined by the Committee and (b) prior to the Vesting Date, the Committee may cause the Participant to forfeit any or all Premium Performance Shares as of the Date of Termination.
4.Death, Long-Term Disability and Change in Control. Notwithstanding the provisions of paragraph 2, the Restricted Period for Covered Performance Shares shall end prior to the date specified in paragraph 2 to the extent set forth below:
(a)For Covered Performance Shares as to which the Restricted Period has not ended prior to the Date of Termination, the Restricted Period for such Covered Performance Shares shall end upon the Participant’s Date of Termination, and the Covered Performance Shares shall fully vest upon the Date of Termination, if the Date of Termination occurs by reason of the Participant’s death or Long-Term Disability.
(b)If the Participant's Date of Termination is a Change in Control Date of Termination, then, for Covered Performance Shares, if any, as to which the Restricted Period has not ended prior to the Participant’s Date of Termination, the Restricted Period for such Covered Performance Shares will end on the Change in Control Date of Termination and the

Covered Performance Shares shall fully vest upon the Date of Termination; provided that if the Participant's Change in Control Date of Termination occurs within the 180-day period immediately preceding the date of a Change in Control, then the Restricted Period for all unvested Covered Performance Shares held by the Participant on the Date of Termination will end, and those Covered Performance Shares will vest on the date of a Change in Control.
5.Qualifying Termination. Notwithstanding the provisions of paragraph 2, for Covered Performance Shares as to which the Restricted Period has not ended prior to the Date of Termination and the Date of Termination occurs by reason of the Participant’s Qualifying Termination, vesting shall continue pursuant to the schedule set forth in paragraph 2 following the Date of Termination as though the Participant continued to be employed through the two-year anniversary of the Participant’s Date of Termination, subject to the Participant not engaging in any Competitive Activity during such two-year period and subject to the Participant signing and not revoking a general release and waiver of all claims against the Company and such release being effective no later than the sixty-day anniversary of the Date of Termination. If such release is not effective within such sixty-day period or in the event that the Participant engages in a Competitive Activity prior to the last day of the Restricted Period, the Participant shall immediately forfeit any unvested Covered Performance Shares.
6.Restricted Period for Premium Performance Shares. Subject to the limitations of these Terms, the Restricted Period for the Premium Performance Shares shall begin on the Grant Date and end on the Vesting Date (but only if the Date of Termination has not occurred before the Vesting Date) as follows:
(a)The Restricted Period shall end on the Vesting Date for the number of the Premium Performance Shares determined by multiplying the number of Premium Performance Shares by the Premium Award Performance Percentage (as determined below).
(b)The “Premium Award Performance Percentage” will be determined based on the achievement of the Cumulative Performance over the Performance Period in accordance with the following schedule:

If the Cumulative Performance during the Performance Period:	The Premium Award Performance Percentage will be:
Does not meet or exceed 50%	0%
Meets or exceeds 50%, but does not exceed 75%	A percentage between 0% and 77%, based on a linear interpolation of the Cumulative Performance between the 50% and 75% levels
Exceeds 75% and the Total Shareholder Return of the Company during the Performance Period does not meet or exceed the 55th percentile of the Total Shareholder Return of the Peer Companies.	77%
Exceeds 75% and the Total Shareholder Return of the Company during the Performance Period meets or exceeds the 55th percentile of the Total Shareholder Return of the Peer Companies.	100%

(c)Upon vesting at the end of such Restricted Period, those shares will be delivered to the Participant free of all restrictions. Except as provided in paragraph 3 for a Date of Termination that occurs because of Retirement, the Participant shall not be entitled to vesting of any Premium Performance Shares if the Date of Termination occurs before the Vesting Date for any reason.
7.Transfer and Forfeiture of Shares. The transfer and forfeiture of shares shall be subject to the following:
(a)The Participant shall be vested in any Covered Performance Shares with respect to which the requirements of paragraph 2 have been satisfied (including that, other than as provided in paragraphs 3, 4 and 5 above, the Date of Termination has not occurred prior to the last day of the Restricted Period). Upon vesting at the end of such Restricted Period, those shares will be delivered to the Participant free of all restrictions.
(b)The Participant shall be vested in any Premium Performance Shares with respect to which the requirements of paragraph 6 have been satisfied (including that, other than as provided in paragraph 3 above, the Date of Termination has not occurred prior to the last day of the Restricted Period). Upon vesting at the end of such Restricted Period, those shares will be delivered to the Participant free of all restrictions.
(c)Except as otherwise determined by the Committee and as provided in paragraphs 3, 4 and 5 above, the Participant shall forfeit any Covered Performance Shares and Premium Performance Shares as of the Date of Termination, if such Date of Termination occurs prior to the Vesting Date.

(d)Notwithstanding anything to the contrary in any agreement between the Participant and the Company or a Subsidiary, the Participant acknowledges and agrees that the Covered Performance Shares and Premium Performance Shares shall vest (and the Restricted Period shall end) only as provided by, and subject to the terms of, these Terms.
Withholding. All deliveries and distributions and the vesting of shares of stock under these Terms are subject to withholding of all applicable taxes. Unless otherwise agreed in writing between the Committee and the Participant, such withholding obligations will be satisfied by withholding shares of Stock that otherwise would be delivered to the Participant free of all restrictions under these Terms (and such shares will be valued in the sole discretion of the Committee, will be retained by the Company and will not be delivered to the Participant).  Subject to such rules and limitations as may be established by the Committee from time to time, withholding obligations may be satisfied through other manners (such as the surrender of shares of Stock which the Participant already owns).
8.Transferability. Except as otherwise provided by the Committee, awards under these Terms may not be sold, assigned, transferred, pledged or otherwise encumbered prior to vesting and delivery.
9.Dividends. Dividends paid with respect to the Covered Performance Shares and the Premium Performance Shares with respect to record dates on or after the Grant Date for such shares but prior to the end of the Restricted Period for such shares shall be accumulated and distributed to the Participant on the date that the Restricted Period ends with respect to the shares pursuant to which such dividend was paid; provided, however that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to any Covered Performance Shares or Premium Performance Shares which the Participant has forfeited. Notwithstanding the foregoing, if the right to the payment of dividends with respect to a Covered Performance Share or a Premium Performance Share would otherwise constitute nonqualified deferred compensation subject to Section 457A of the Internal Revenue Code (“Code Section 457A”), then, (i) any dividends accumulated in relation to Covered Performance Shares and Premium Performance Shares as of the date that the right to receive such payments is no longer treated as subject to a substantial risk of forfeiture for purposes of Code Section 457A (the “457A Vesting Date”) shall be used to purchase additional Covered Performance Shares and Premium Performance Shares subject to the same vesting provisions of the original Covered Performance Shares and Premium Performance Shares to which such accumulated dividends relate and any remaining unused cash amounts that are not sufficient to purchase an additional share shall be distributed to the Participant and (ii) any dividends that are paid on or after the 457A Vesting Date but prior to the vesting of the Covered Performance Shares and Premium Performance Shares shall be used to purchase additional Covered Performance Shares and Premium Performance Shares subject to the same vesting provisions of the original Covered Performance Shares and Premium Performance Shares to which such dividends relate and any remaining unused cash amounts that are not sufficient to purchase an additional share shall be distributed to the Participant.
10.Voting. The Participant shall not be prevented from voting the Covered Performance Shares merely because those shares are subject to the restrictions imposed by these

Terms and the Plan; provided, however, that the Participant shall not be entitled to vote Covered Performance Shares with respect to record dates for any Covered Performance Shares occurring on or after the date, if any, on which the Participant has forfeited those shares. The Participant acknowledges and agrees that he or she shall not be entitled to vote any Premium Performance Shares if the record date for entitlement to voting occurs prior to the date on which such shares become vested pursuant to paragraph 7.
11.Deposit of Award. Each certificate issued in respect of the Covered Performance Shares and Premium Performance Shares awarded under these Terms shall be registered in the name of the Participant and shall be deposited in a bank designated by the Committee.
12.Definitions. For purposes of these Terms, words and phrases shall be defined as follows:
(a)Cause. The term “Cause” shall mean – unless otherwise defined in an employment agreement between the Participant and the Company or Subsidiary – the occurrence of any of the following:
(i) a conviction of the Participant with respect to a (x) felony or (y) a misdemeanor involving moral turpitude; or
(ii) willful misconduct or gross negligence by the Participant resulting, in either case, in harm to the Company or any Subsidiary; or
(iii) failure by the Participant to carry out the lawful and reasonable directions of the Board or the Participant’s immediate supervisor, as the case may be; or
(iv) refusal to cooperate or non-cooperation by the Participant with any governmental regulatory authority; or
(v) fraud, embezzlement, theft or dishonesty by the Participant against the Company or any Subsidiary or a material violation by the Participant of a policy or procedure of the Company, resulting, in any case, in harm to the Company or any Subsidiary.
(b)Change in Control. The term “Change in Control” shall be defined as set forth in the Plan.
(c)Change in Control Date Termination. The term “Change in Control Date of Termination” means the Participant’s Date of Termination that occurs because the Company or any of the Subsidiaries terminates the Participant’s employment with the Company or the Subsidiaries without Cause (other than due to death, a Long-Term Disability or a Retirement) or because the Participant terminates his or her employment for Good Reason, provided that such termination in accordance with this paragraph 13(c) occurs during the period commencing on the 180th day immediately preceding a Change in Control date and ending on the two-year anniversary of such Change in Control date.

(d)Combined Ratio. The “Combined Ratio” for a given period is determined as the sum of the loss and loss expense ratio, the policy acquisition cost ratio and the administrative expense ratio in relation to the P&C insurance business. For the Company, the Combined Ratio is determined as the P&C combined ratio disclosed in the Form 10-K for such period (or the average of the disclosed combined ratios for each year if the period is longer than one year). For the Peer Group for purposes of these Terms, the Combined Ratio is determined as the combined ratio publicly disclosed for such company, on a comparable basis, for such period (or the average of the disclosed combined ratios for each year if the period is longer than one year).
(e)Competitive Activity – The term “Competitive Activity” means the Participant’s: (i) engagement in an activity – whether as an employee, consultant, principal, member, agent, officer, director, partner or shareholder (except as a less than 1% shareholder of a publicly traded company) – that is competitive with any business of the Company or any Subsidiary conducted by the Company or such Subsidiary during the Participant’s employment with the Company or the two-year period following the Date of Termination; (ii) solicitation of any client or customer of the Company or any affiliate with respect to an activity prohibited by subparagraph (e)(i); (iii) solicitation or employment of any employee of the Company or any affiliate for the purpose of causing such employee to terminate his or her employment with the Company or such affiliate; or (iv) failure to keep confidential all Company trade secrets, proprietary and confidential information.
(f)Cumulative Performance. The term “Cumulative Performance” means, as to the Company, a percentage equal to the sum of (A) and (B) where (A) equals the First Performance Goal multiplied by seven-tenths (0.70) and where (B) equals the Second Performance Goal multiplied by three-tenths (0.30). For example, if the First Performance Goal equals 80% and the Second Performance goal equals 50%, then the Cumulative Performance would equal 71% determined as the sum of (80%*.7) and (50% *.3). The determination of the Cumulative Performance and its parameters is subject to rules established by the Committee from time-to-time.
(g)Date of Termination. A Participant’s “Date of Termination” means, with respect to an employee, the date on which the Participant’s employment with the Company and the Subsidiaries terminates for any reason, and with respect to a Director, the date immediately following the last day on which the Participant serves as a Director; provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s transfer of employment between the Company and a Subsidiary or between two Subsidiaries; further provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s cessation of service as a Director if immediately following such cessation of service the Participant becomes or continues to be employed by the Company or a Subsidiary, nor by reason of a Participant’s termination of employment with the Company or a Subsidiary if immediately following such termination of employment the Participant becomes or continues to be a Director; and further provided that a Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.
(h)Director. The term “Director” means a member of the Board, who may or may not be an employee of the Company or a Subsidiary.
(i)First Performance Goal. The term “First Performance Goal” for the Performance Period means the achievement by the Company of growth in tangible book value per common shares outstanding as reported under GAAP during the Performance Period, as compared to the growth in tangible book value per common shares outstanding as reported under GAAP during the same Performance Period by the Peer Companies expressed as a percentile rank as compared to the Peer Group. The determination of the First Performance Goal and its parameters is subject to rules established by the Committee from time-to-time. The Committee, in its discretion, may adjust the reported tangible book value for the Company or the Peer Companies for the Performance Period.
(j)Forfeiture Payment. The term “Forfeiture Payment” means the pre-tax proceeds from sales or other transfers, if any, of the number of shares of Stock that became vested during the Restrictive Covenant Period pursuant to these Terms and that the Participant has sold or otherwise transferred prior to the date of repayment required pursuant to subparagraph 23(b). For purposes of this definition, pre-tax proceeds for any shares of Stock that were transferred by the Participant in a transaction other than a sale on the New York Stock Exchange means the Fair Market Value of such shares on the New York Stock Exchange as of the date of such transaction.
(k)Forfeiture Shares.  The term “Forfeiture Shares” means the number of shares of Stock that became vested during the Restrictive Covenant Period pursuant to these Terms and that remain held by the Participant as of the date of repayment required pursuant to subparagraph 23(b). It is the Participant’s responsibility to ensure that the shares of Stock delivered as Forfeiture Shares are the shares of Stock delivered previously pursuant to these Terms. In the absence of Company records or written documentation from Participant’s broker demonstrating this fact, the Participant must deliver to the Company the Forfeiture Payment determined as of the date that such shares of Stock delivered pursuant to these Terms are transferred from Participant’s stock account or otherwise become indistinguishable from other shares of Stock that the Participant may hold.
(l)Good Reason. The term “Good Reason” shall mean – unless otherwise defined in an in-force employment agreement between the Participant and the Company or Subsidiary – the occurrence of any of the following within the sixty-day period preceding a Date of Termination without the Participant’s prior written consent:
(i) a material adverse diminution of the Participant’s titles, authority, duties or responsibilities, or the assignment to the Participant of titles, authority, duties or responsibilities that are materially inconsistent with his or her titles, authority, duties and/or responsibilities in a manner materially adverse to the Participant; or

(ii) a reduction in the Participant’s base salary or annual bonus opportunity (other than any reduction applicable to all similarly situated executives generally); or
(iii) a failure of the Company to obtain the assumption in writing of its obligations under the Plan by any successor to all or substantially all of the assets of the Company within 45 days after a merger, consolidation, sale or similar transaction that qualifies as a Change in Control.
(m)Long-Term Disability. A Participant shall be considered to have a “Long-Term Disability” if the Participant is determined to be eligible for long-term disability benefits under the long-term disability plan in which the Participant participates and which is sponsored by the Company or a Subsidiary; or if the Participant does not participate in a long-term disability plan sponsored by the Company or a Subsidiary, then the Participant shall be considered to have a “Long-Term Disability” if the Committee determines, under standards comparable to those of the Company’s long-term disability plan, that the Participant would be eligible for long-term disability benefits if he or she participated in such plan.
(n)Peer Companies. The term “Peer Companies” means the companies which are in the Chubb Financial Performance Peer Group (the “Peer Group”) as determined by the Committee within 90 days of the beginning of the Performance Period and for which financial information is available for all year(s) in the Performance Period.
(o)Performance Period. The term “Performance Period” shall mean the three-year period beginning on the Commencement Date and ending on the third anniversary of the Commencement Date.
(p)Qualifying Termination. The term “Qualifying Termination” means the Participant’s Date of Termination that occurs because the Company or any of the Subsidiaries terminates the Participant’s employment with the Company or the Subsidiaries without Cause. For the avoidance of doubt, the termination of the Participant’s employment due to death or Long-Term Disability, or a voluntary termination of the Participant’s employment by the Participant for any reason (including Good Reason or Retirement) shall not constitute a Qualifying Termination for the purposes of these Terms.
(q)Restrictive Covenant Period. The term “Restrictive Covenant Period” means the twenty-four-month period following a Date of Termination due to a Qualifying Termination or a Retirement.
(r)Retirement. The term “Retirement” means the Participant’s Date of Termination that occurs on or after the Participant has both completed at least ten years of service with the Company or a Subsidiary and attained at least age 62; provided, however, that a Date of Termination will not be treated as a Retirement unless the Participant (i) has terminated employment in good standing with the Company or a Subsidiary, and (ii) executes an agreement and release as required by the Company which will include, without limitation, a general release, and non-competition and non-solicitation provisions.  A

Participant shall be deemed to have executed a release as described in clause (ii) above only if such release is returned by such time as is established by the Company; provided that to the extent benefits provided pursuant to the Plan would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in Treas. Reg. §1.409A-1, such benefits shall be paid to the Participant only if the release is returned in time to permit the distribution of the benefits to satisfy the requirements of Section 409A of the Internal Revenue Code with respect to the time of payment.
(s)Second Performance Goal. The term “Second Performance Goal” for the Performance Period means the achievement by the Company of its Combined Ratio during the Performance Period, as compared to the Combined Ratio reported publicly during the same Performance Period by the Peer Companies expressed as a percentile rank as compared to the Peer Group. The determination of the Second Performance Goal and its parameters is subject to rules established by the Committee from time-to-time. The Committee, in its discretion, may adjust the Combined Ratio for the Company or the combined ratio reported publicly for the Peer Companies for the Performance Period.
(t)Total Shareholder Return. The term “Total Shareholder Return” means the total return per share of stock to the Company’s shareholders or the shareholders of the applicable Peer Company, inclusive of dividends paid (regardless of whether paid in cash or property, which dividends shall be deemed reinvested in the stock), during the Performance Period. The value of the applicable company’s stock at the beginning and end of the Performance Period shall be established based on the average of the averages of the high and low trading prices of the applicable stock on the principal exchange on which the stock trades for the 15 trading days occurring immediately prior to the beginning or end of the Performance Period, as the case may be. The Committee shall make or shall cause to be made such appropriate adjustments to the calculation of total shareholder return for such entity (including adjusting the average at the beginning of the Performance Period) as shall be necessary or appropriate to avoid an artificial increase or decrease in such return as a result of a stock split (including a reverse stock split), recapitalization, or other event affecting the capital structure of such entity.
13.Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in these Terms.
14.Heirs and Successors. These Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any benefits deliverable to the Participant under these Terms have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of these Terms and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the

Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the complete distribution of benefits to the Designated Beneficiary under these Terms, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.
15.Administration. The authority to manage and control the operation and administration of these Terms shall be vested in the Committee, and the Committee shall have all powers with respect to these Terms as it has with respect to the Plan. Any interpretation of these Terms by the Committee and any decision made by it with respect to these Terms are final and binding on all persons.
16.Plan and Corporate Records Govern. Notwithstanding anything in these Terms to the contrary, these Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and these Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Notwithstanding anything in these Terms to the contrary, in the event of any discrepancies between the corporate records regarding this award and the Record-Keeping System, the corporate records shall control.
17.Clawback Policy. Notwithstanding anything in these Terms to the contrary, in consideration for the receipt of this Award, the Participant agrees and acknowledges that the Participant’s rights with respect to this Award and any other award granted to the Participant shall be subject to the terms of the Chubb Limited Clawback Policy as amended from time to time.
18.Solicitation Activity.
(a)In light of Participant’s obligations to the Company (references in this paragraph 19 to the “Company” include the Company’s Subsidiaries) and exposure in the course of Participant’s duties to confidential information and customers of the Company, during the term of Participant’s employment and for one year following Participant’s Date of Termination (the “Non-Solicit Period”), Participant will not directly or indirectly:
(i)    solicit, or accept insurance or reinsurance business from, any customer, agent or broker of the Company: (x) that, within one year preceding the Date of Termination, had business communications with Participant or with any person directly or indirectly managed by Participant; or (y) about which Participant had access to confidential information within one year preceding the Date of Termination;
(ii)    solicit or hire any employee of the Company to work for any other individual or entity; or
(iii)     breach the terms of any confidentiality, non-solicitation or non-competition agreement between the Participant and the Company.

(b)Participant hereby acknowledges that this paragraph 19 contains provisions that: (i) do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company; (ii) contain reasonable limitations as to time and scope of activity to be restrained; (iii) are not harmful to the general public; and (iv) are not unduly burdensome to Participant.  In consideration of this Award and in light of Participant’s education, skills and abilities, Participant agrees that he or she will not assert that, and it should not be considered that, any provisions of this paragraph 19 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.
(c)Participant acknowledges and agrees that any failure to comply with any of the terms of this paragraph 19 will irreparably harm the Company for which money damages will be an inadequate remedy. Participant agrees that the Company will have the right to enforce this paragraph 19 in any court of equity to obtain injunctive relief without the posting of a bond and without proof of actual damages. Participant agrees that the foregoing rights and remedies of Company shall be in addition to, and not in lieu of, any other remedies available to the Company at law or in equity.
(d)The Non-Solicit Period will be tolled for any period during which Participant is in violation of any provision of this paragraph 19.
19.Not An Employment Contract. This Award and these Terms will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time. These Terms are not intended to and do not supersede the terms of any previous agreement between the Participant and the Company or a Subsidiary.
20.Notices. Any written notices provided for in these Terms or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
21.Fractional Shares. In lieu of issuing a fraction of a share, resulting from an adjustment of this Award pursuant to paragraph 5.2(f) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.
22.Competitive Activity.
i.The Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict this Award at any time if the Participant engages in any "Competitive Activity".
ii.Immediately prior to the vesting of the shares of Stock pursuant to these Terms, the Participant shall certify, to the extent required by the Committee, in a manner acceptable to the Committee, that the Participant is not engaging and has not engaged in any Competitive Activity. In the event a Participant has engaged in any Competitive Activity during the Restrictive Covenant Period, then the Participant shall be required to transfer the Forfeiture Shares to the Company and, if applicable, pay the Forfeiture Payment to the Company, in such manner and on such terms and conditions as may be required by the Committee, and the Company shall be entitled to set-off such amounts against any amount owed to the Participant by the Company and/or Subsidiary.
23.Amendment. These Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.
CHUBB LIMITED

By:
Its: